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                                                                    Exhibit 99.1

                          ***FOR IMMEDIATE RELEASE***

ZIONS BANCORPORATION
Salt Lake City, Utah                                Contact: Dale Gibbons
Harris H. Simmons                                   Tel: (801) 524-4787
President/Chief Executive Officer


CALIFORNIA BANK & TRUST
San Francisco, California                           Contact: Robert Sarver
Robert Sarver                                       Tel: (619) 623-3161
Chairman/Chief Executive Officer

REGENCY BANCORP
Fresno, California                                  Contact: Steve Hertel
Steve Hertel                                        Tel: (559) 438-2600
Chairman/President/Chief Executive Officer


                ZIONS BANCORPORATION AND REGENCY BANCORP ANNOUNCE
                                MERGER AGREEMZNT


SALT LAKE CITY, Utah and FRESNO, California, April 27,1999 - Zions Bancorporation ("Zions") (Nasdaq- ZION) and Regency Bancorp ("Regency") (Nasdaq,. REFN), announced today that a definitive agreement has been signed under which Regency will merge with and into Zions in exchange for common shares of Zions. Regency Bank will then merge into Zions' subsidiary, California Bank & Trust. The merger is subject to the approval of banking regulators and the shareholders of Regency and is expected to close in the third quarter.


The merger is structured to be tax-free and is intended to be accounted for as a pooling of interests. The agreement calls for each share of Regency to be converted into 0.3233 of a share of Zions. However, the exchange ratio will be adjusted if the stock price performance of Zions, as measured over an average period near signing and over an average period near closing, differs by more than 15% compared to the performance of the Keefe, Bruyette &. Woods, Inc. 50 Index ('Index") during the same period. If Zions' price performance increases by more than 15% relative to the Index, the exchange ratio will be reduced proportionately for Zions' performance in excess of 15%. Conversely, the exchange ratio will be increased proportionately if Zions' price performance lags the Index by more than 15%. Based upon Zions' closing share price of $70 on April 27, 1999, the transaction is valued at approximately $59.4 million or $22.63 per share, which is 2.6 times Regency's March 31,


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1999 book value and 15.0 times its diluted earnings per share for the last 12 months. Zions incur approximately $4 million in after-tax merger-related charges in conjunction with this transaction.

"Regency Bank's focus on small business and professional banking is an excellent fit with California Bank & Trust" said Robert Sarver, chairman and chief executive officer of California Bank & Trust. "In continuing our strategy of super community banking, we look forward to the continued employment of Steve Hertel and Bob Longatti to assist us in the development of the Fresno and Madera regions. We support Regency's emphasis on relationship banking and plan to augment their product availability in areas such as cash management, trust services, international service, and larger lending limits."

Steve Hertel, president and chief executive officer of Regency, said "I view this as an exciting opportunity for our company's shareholder customers, and employees. Zions Bancorporation was recently ranked in The Wall Street Journal's Shareholder Scorecard as the best company in providing total return to shareholders for the newspaper's "Banks West' business sector. Our customers will benefit from the added products and services offered by California Bank & Trust. With the strength and resources of a large bank, and the flexibility and mind set of a local bank that has a local management team, our employees will be able to continue the high level of responsive personalized service that has been the hallmark of both Regency Bank and Regency Investment Advisors."

Under local management teams and community identities, Zions Bancorporation operates full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. It also offers a comprehensive array of investment, mortgage, insurance, and electronic commerce services and is a leader in providing innovative financing solutions for small businesses nationwide, Investor information can be accessed via the Internet at WWW.ZIONSBANK.COM. Information about California Bank & Trust is available at WWWCALBANKTRUST.COM. Zions' common shares are traded on The Nasdaq Stock Market under the symbol "ZION".

Forward-Looking Information

This news release contains statements regarding the projected performance of Zions and its operations. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results or achievements may differ materially from the projections provided in this release since such projections involve risks and uncertainties. Factors that may cause such differences include, but are not limited to: competitive


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pressures among financial institutions increasing significantly, economic conditions, either nationally or locally in areas in which Zions conducts it operations, being less favorable than expected, legislation or regulatory changes which adversely affect the Company's operations or business, the cost and effort required to correct Year 2000 processing deficiencies or integration of acquired companies being more difficult than expected. Zions disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.